                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        TRICON GLOBAL RESTAURANTS, INC.
      RATIO OF EARNINGS TO FIXED CHARGES 36-WEEKS ENDED SEPTEMBER 6, 1997
                AND SEPTEMBER 7, 1996 AND YEARS ENDED 1996-1992
                       (IN MILLIONS EXCEPT RATIO AMOUNTS)

                                                                   36 WEEKS                52 WEEKS         53 WEEKS    52 WEEKS
                                                           ------------------------  --------------------  -----------  ---------
                                                             9/6/97       9/7/96       1996       1995        1994        1993
                                                           -----------  -----------  ---------  ---------  -----------  ---------
EARNINGS:
Income/(loss) from continuing operations before income
 taxes and cumulative effect of accounting changes.......         401          313          72       (103)        241         416
Unconsolidated affiliates' interests, net................          (2)          (5)         (6)         0          (1)         (3)
Interest expense.........................................         194          218         310        368         349         238
Interest portion of net rent expense.....................          71           76         103        109         108          87
                                                                  ---          ---         ---        ---         ---         ---
Earnings available for fixed charges.....................         664          602         479        374         697         738
                                                                  ---          ---         ---        ---         ---         ---
                                                                  ---          ---         ---        ---         ---         ---
FIXED CHARGES:
Interest expense.........................................         194          218         310        368         349         238
Interest portion of net rent expense.....................          71           76         103        109         108          87
                                                                  ---          ---         ---        ---         ---         ---
Total Fixed Charges......................................         265          294         413        477         457         325
                                                                  ---          ---         ---        ---         ---         ---
                                                                  ---          ---         ---        ---         ---         ---
Ratio of Earnings to Fixed Charges (a)(b)(c).............        2.51x        2.05x       1.16x      0.78 (d)       1.53x      2.27x


                                                             1992
                                                           ---------
EARNINGS:
Income/(loss) from continuing operations before income
 taxes and cumulative effect of accounting changes.......        400
Unconsolidated affiliates' interests, net................         (2)
Interest expense.........................................        221
Interest portion of net rent expense.....................         79
                                                                 ---
Earnings available for fixed charges.....................        698
                                                                 ---
                                                                 ---
FIXED CHARGES:
Interest expense.........................................        221
Interest portion of net rent expense.....................         79
                                                                 ---
Total Fixed Charges......................................        300
                                                                 ---
                                                                 ---
Ratio of Earnings to Fixed Charges (a)(b)(c).............       2.33x

------------------------

(a) Included in earnings are certain allocations related to overhead costs and interest expense from PepsiCo. For purposes of these ratios, earnings are calculated by adding to (subtracting from) income from continuing operations before income taxes and cumulative effect of accounting changes the following: fixed charges, excluding capitalized interest; and losses and (undistributed earnings) recognized with respect to less than 50% owned equity investments. Fixed charges consist of interest on borrowings, the allocation of PepsiCo's interest expense and that portion of rental expense that approximates interest. For a description of the PepsiCo allocations, see the Form 10, incorporated herein by reference.

(b) Includes the impact of unusual, disposal and other charges of $54 million ($34 million after tax) in the 36-weeks ended September 6, 1997, $26 million ($17 million after tax) in the 36-weeks ended September 7, 1996, $246 million ($189 million after tax) in fiscal year 1996 and $457 million ($324 million after tax) in fiscal year 1995. Excluding the impact of such charges, the ratio of earnings to fixed charges would have been 2.71x, 2.14x, 1.76x and 1.74x for the 36-weeks ended September 6, 1997, the 36-weeks ended September 7, 1996, fiscal year 1996 and fiscal year 1995, respectively.

(c) The Company is contingently liable for obligations of certain franchisees and other unaffiliated parties. Fixed charges associated with such obligations aggregated approximately $11 million and $9 million during the 36-weeks ended September 6, 1997 and fiscal year 1996, respectively. Such fixed charges, which are contingent, have not been included in the computation of the ratios.

(d) For the year ended December 30, 1995, earnings were insufficient to cover fixed charges by approximately $103 million. Earnings in 1995 include a noncash charge of $457 million for the initial adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."